Exhibit 10.1

WAIVER AND SIXTH AMENDMENT

TO CREDIT AGREEMENT

This Waiver and Sixth Amendment to Credit Agreement (this “Amendment”), with an effective date of March 6, 2014, is entered into by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), BMO Harris Bank N.A., formerly known as Harris N.A., as administrative agent for the Lenders (in such capacity, “Agent”), and Cobra Electronics Corporation, a Delaware corporation (“Borrower”).

WHEREAS, Borrower, Agent, and the Lenders are parties to that certain Credit Agreement dated as of July 16, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Borrower has informed Agent and the Lenders that an Event of Default exists under Section 9.1(b) of the Credit Agreement as a result of Borrower permitting the Fixed Charge Coverage Ratio for the twelve month period ending on December 31, 2013 to be less than 1.10 to 1.00, constituting a breaches of Section 8.22(b) of the Credit Agreement (the “Existing Event of Default”); and

WHEREAS, Borrower has requested that Agent and the Lenders agree to (a) waive the Existing Event of Default and (b) amend and modify the Credit Agreement as provided herein, in each case, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Waiver. Subject to the satisfaction of the conditions set forth in Section 7 below and in reliance upon the representations and warranties of Borrower set forth in Section 8 below, Agent and the Lenders hereby waive the Existing Event of Default. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Credit Agreement or any of the other Loan Documents or any other requirements of any provision of the Credit Agreement or any other Loan Documents.

3. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 7 below and in reliance upon the representations and warranties of Borrower set forth in Section 8 below, the Credit Agreement is amended as follows:

(a) Annex I of the Credit Agreement is hereby amended to add the defined term “Availability Block” in its appropriate alphabetical order as follows:

“Availability Block” means an amount equal to $1,500,000.

(b) Annex I of the Credit Agreement is hereby amended to delete the defined term “Interest Reserve” therefrom in its entirety.

(c) The defined term “Borrowing Base” set forth in Annex I of the Credit Agreement is hereby amended by replacing the reference to “the Interest Reserve” in clause (g) thereof with a reference to “the Availability Block”.

4. Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents, in each case as amended hereby, represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of its Obligations. The Liens and rights securing payment of its Obligations are hereby ratified and confirmed by Borrower in all respects.

6. Fifth Third Bank Fees. In consideration of Fifth Third Bank’s agreement to enter into this amendment, Borrower hereby agrees to pay the following fees to Agent for the sole benefit of Fifth Third Bank, each of which shall be fully-earned and non-refundable when due and payable:

(a) Fifth Third Sixth Amendment Closing Fee. On the date of this Amendment, subject to the satisfaction of the condition to effectiveness set forth in Section 7(a), Borrower shall pay a closing fee to Agent for the benefit of Fifth Third Bank equal to $14,000 (the “Fifth Third Sixth Amendment Closing Fee”).

(b) Fifth Third Sixth Amendment Pricing Fee. From and after the date of this Amendment, subject to the satisfaction of the condition to effectiveness set forth in Section 7(a), and until the earlier of (i) the date that Fifth Third Bank ceases to be a Lender under the Credit Agreement or (ii) the date that the “Default Rate” described in Section 1.10 of the Credit Agreement is implemented as a result of an Event of Default under the Credit Agreement, a fee payable by Borrower to Agent for the benefit of Fifth Third Bank shall accrue that is equal to the amount of interest that would accrue at an interest rate of 2.0% per annum on Fifth Third Bank’s Revolver Percentage of the sum of the amount of Revolving Loans, Reimbursement Obligations and the face amount of Letters of Credit outstanding from time to time from and after the date hereof. Such amounts shall be payable by Borrower to Agent for the benefit of Fifth Third Bank on (a) (x) the first Business Day of each month in respect of Revolving Loans that are Base Rate Loans, Reimbursement Obligations and Letters of Credit, and (ii) the last day of the relevant Interest Period (or, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period) in the case of Revolving Loans that are Eurodollar Loans, and (b) on the date that Fifth Third Bank ceases to be a Lender under the Credit Agreement. For the avoidance of doubt, the fee described in this Section 6(b) shall only accrue for the benefit of Fifth Third Bank (and not its successors and assigns) for so long as Fifth Third Bank is a Lender under the Credit Agreement, shall not accrue for the benefit of any successor or assign of Fifth Third Bank as a Lender, and shall automatically terminate on such date that Fifth Third Bank ceases to be a Lender or the “Default Rate” is implemented as a result of an Event of Default under the Credit Agreement.

7. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

(a) Each party hereto shall have executed and delivered this Amendment to Agent;

(b) Borrower shall have paid to Agent, for the benefit of Fifth Third Bank, the Fifth Third Sixth Amendment Closing Fee; and

(c) No Default or Event of Default (other than the Existing Event of Default) shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

8. Representations and Warranties. In order to induce Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);

(b) No Default or Event of Default (other than the Existing Event of Default) has occurred and is continuing;

(c) This Amendment constitutes a legal, valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its respective terms.

9. Miscellaneous.

(a) Expenses. Borrower agrees to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

10. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto, other than to the extent of those Claims which arise from the gross negligence or willful misconduct of the applicable Releasee as determined in a final, non-appealable judgment by a court of competent jurisdiction.

(b) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

COBRA ELECTRONICS CORPORATION

By:	/s/ Robert J. Ben
Name: Robert J. Ben
Title: Senior Vice President & Chief Financial Officer

Signature Page to Waiver and Sixth Amendment to Credit Agreement

BMO HARRIS BANK N.A., formerly known as Harris N.A., in its individual capacity as a Lender and as Agent

By:	/s/ William J. Kennedy
Name:	William J. Kennedy
Title:	Vice President

Signature Page to Waiver and Sixth Amendment to Credit Agreement

FIFTH THIRD BANK, in its individual capacity as a Lender

By:	/s/ Robert Tanakatsubo
Name	Robert Tanakatsubo
Title	Officer

Signature Page to Waiver and Sixth Amendment to Credit Agreement